Exhibit 99.1
SYSCO REPORTS THIRD QUARTER DILUTED EPS OF $0.38
Reports third quarter operating income of $405 million
HOUSTON, May 4, 2009 — Sysco Corporation (NYSE: SYY) today announced financial results for its 13-week third quarter of fiscal 2009 ended March 28, 2009.
Third Quarter Fiscal 2009 Highlights
•	Sales were $8.7 billion, a decrease of 4.5% from $9.1 billion in the third quarter of fiscal 2008.
•	Operating income was $405 million, a decrease of 3.0% compared to $418 million in last year’s third quarter.
•	Diluted earnings per share (EPS) was $0.38, a decrease of 5.0% compared to $0.40 in last year’s third quarter.
Year-To-Date Fiscal 2009 Highlights
•	Sales of $27.8 billion were flat compared to the corresponding period in the prior year.
•	Operating income increased 0.8% to $1.3 billion compared to the results of last year’s first 39 weeks. The results include a $63.3 million loss in the cash surrender value of COLI, or approximately $0.11 per share, compared to a $9.3 million loss in the same period last year.
•	Diluted EPS was $1.24, a decrease of 1.6% compared to the corresponding period in the prior year.
     “We are pleased to have grown operating income during the first nine months of fiscal 2009,” said Bill DeLaney, Sysco’s chief executive officer. “Our third quarter results reflect the increasingly difficult market environment that has developed as our fiscal year has progressed. Nevertheless, we are encouraged by our operating companies’ ongoing ability to provide excellent customer service while managing costs effectively.”
Third Quarter Fiscal 2009 Summary
     Sales for the third quarter were $8.7 billion, a decrease of 4.5 percent compared to the same period last year. Food cost inflation, as estimated by the change in Sysco’s cost of goods, was 3.3 percent for the quarter. Operating income for the third quarter was $405 million, a decrease of 3.0 percent over the same period last year. Diluted EPS decreased 5.0 percent from the third quarter of fiscal 2008 to $0.38.
     Operating expenses decreased $85 million for the third quarter of fiscal 2009 as compared to the prior year period. The decrease in operating expenses was a result of declining payroll expense related to reduced headcount and lower incentive compensation, partially offset by increased bad debt expense. The decrease in operating expenses was also impacted by a net $6.0 million reduction in certain expenses, as outlined in the table below:

	Impact of certain expense items
			Operating expense impact
(000’s)	3Q09	3Q08	Better / (Worse)

Cash surrender value of COLI	$8,680	$14,316	$5,636
Multi-employer pension plans	0	0	0
Company-sponsored pensions	22,537	16,459	(6,078)
Stock compensation expense	11,615	18,036	6,421

Net impact to operating expenses	$42,832	$48,811	$5,979
     In addition, net earnings for the third quarter of fiscal 2009 were unfavorably impacted by a 40.6 percent tax rate for the quarter compared to 39.2 percent in the prior year’s third quarter. The $8.7 million COLI loss for the quarter, which is not deductible for tax purposes, contributed to the high third quarter tax rate.
     “Operating expenses were down 6.5% during the quarter,” said Ken Spitler, Sysco’s vice-chairman, president and chief operating officer. “We continue to manage through these difficult times by focusing on our core business and supporting our customers.”
Year-To-Date Fiscal 2009 Summary
     Sales in the first 39 weeks of fiscal 2009 were $27.8 billion, which was flat compared to the same period last year. Food cost inflation, as estimated by the change in Sysco’s cost of goods, was 6.2 percent through the end of the third quarter. Operating income for the first 39 weeks was $1.3 billion, an increase of approximately 1.0 percent compared to the same period last year. Diluted EPS of $1.24 was $0.02 lower than the same period last year. Diluted EPS was unfavorably impacted by $0.11 due to the lower cash surrender value of COLI, compared to a $0.02 unfavorable impact in the same period last year.
     Operating expenses decreased $30 million for the first 39 weeks of fiscal 2009 as compared to the prior year period. The decrease in operating expenses was a result of declining payroll expenses related to reduced headcount and lower incentive compensation, partially offset by increased bad debt expense. This decrease was also impacted by a net $56.6 million increase in certain expenses, as outlined in the table below:

	Impact of certain expense items
	YTD	YTD	Operating expense impact
(000’s)	FY 2009	FY 2008	Better / (Worse)

Cash surrender value of COLI	$63,284	$9,293	($53,991)
Multi-employer pension plans	9,585	9,410	(175)
Company-sponsored pensions	66,176	49,377	(16,799)
Stock compensation expense	46,744	61,154	14,410

Net impact to operating expenses	$185,789	$129,234	($56,555)
     In addition, net earnings for the first 39 weeks of fiscal 2009 were unfavorably impacted by a 41.2 percent tax rate for the first 39 weeks of fiscal 2009 compared to 38.5 percent in the prior year’s first 39 weeks. The primary contributor to this high tax rate was the $63.3 million COLI loss noted above, which is not deductible for tax purposes.
Capital Spending
     Capital expenditures totaled $136 million and $315 million for the third quarter and first 39 weeks of fiscal 2009, respectively. The primary areas for investments included facility replacements, expansions, technology, and additions to Sysco’s fleet. For full year fiscal 2009, the company projects that capital expenditures will be in the range of $500 million to $550 million. Additionally, during the third quarter, the company completed its stock repurchase program for fiscal year 2009.
Conference Call & Webcast
     Sysco’s third quarter 2009 earnings conference call will be held on Monday, May 4, 2009 at 10:00 a.m. EST. A live webcast of the call, as well as a copy of this press release, will be available online at www.sysco.com in the Investor Relations section.
About Sysco
     Sysco is the global leader in selling, marketing and distributing food products to restaurants, healthcare and educational facilities, lodging establishments and other customers who prepare meals away from home. Its family of products also includes equipment and supplies for the foodservice and hospitality industries. The company operates 180 distribution facilities serving more than 400,000 customers. For the fiscal year 2008 that ended June 28, 2008, the company generated more than $37 billion in sales. For more information about Sysco visit the company’s Internet home page at www.sysco.com.
Forward-Looking Statements
     Certain statements made herein are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They include statements regarding the company’s ability to control costs and manage through difficult times and projections regarding capital expenditures. These statements involve risks and uncertainties and are based on management’s current expectations and estimates; actual results may differ materially. Those risks and uncertainties that could impact these statements include risks that pertain to Sysco’s business, including the risks relating to the foodservice distribution industry’s relatively low profit margins and sensitivity to general economic conditions, including the current economic environment and decreases in consumer spending; increased fuel costs; Sysco’s leverage and debt risks; the successful completion of acquisitions and integration of acquired companies as well as the risk that acquisitions could negatively impact the Company’s stock price, operating results or debt ratio or significantly increase the Company’s liquidity requirements; the risk of interruption of supplies due to lack of long-term contracts, severe weather, work stoppages or otherwise; construction schedules; management’s allocation of capital and the timing of capital purchases such as fleet and equipment; competitive conditions; labor issues; and internal factors such as the ability to control expenses. Earnings are also impacted by COLI, pension expense, and option expensing, which is based on certain assumptions regarding the number and fair value of options granted, resulting tax benefits and shares outstanding. Capital expenditures may vary from those projected based on changes in business plans and other factors, including those described above. For a discussion of additional factors that could cause actual results to differ from those described in the forward-looking statements, see the Company’s Annual Report on Form 10-K for the year ended June 28, 2008 as filed with the Securities and Exchange Commission.
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Sysco Corporation and its Consolidated Subsidiaries
CONSOLIDATED RESULTS OF OPERATIONS (Unaudited)
(In Thousands, Except for Share and Per Share Data)

	39-Week Period Ended		13-Week Period Ended
	Mar. 28, 2009	Mar. 29, 2008	Mar. 28, 2009	Mar. 29, 2008

Sales	$27,766,582	$27,791,906	$8,739,350	$9,146,557
Cost of sales	22,492,837	22,498,463	7,102,274	7,412,036

Gross margin	5,273,745	5,293,443	1,637,076	1,734,521
Operating expenses	3,941,806	3,972,154	1,231,753	1,316,877

Operating income	1,331,939	1,321,289	405,323	417,644
Interest expense	83,043	84,030	28,233	28,744
Other income, net	(11,550)	(18,660)	(3,514)	(7,285)

Earnings before income taxes	1,260,446	1,255,919	380,604	396,185
Income taxes	519,812	483,881	154,438	155,284

Net earnings	$740,634	$772,038	$226,166	$240,901

Net earnings:
Basic earnings per share	$1.24	$1.27	$0.38	$0.40
Diluted earnings per share	1.24	1.26	0.38	0.40

Average shares outstanding	596,653,289	607,380,306	590,152,592	603,170,150
Diluted shares outstanding	597,691,315	612,241,790	590,667,577	605,773,862

Dividends declared per common share	$0.70	$0.63	$0.24	$0.22
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Sysco Corporation and its Consolidated Subsidiaries
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except for Share Data)

	Mar. 28, 2009	June 28, 2008	Mar. 29, 2008
	(unaudited)		(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$899,117	$551,552	$243,919
Accounts and notes receivable, less allowances of $99,535, $31,730 and $65,755	2,549,769	2,723,189	2,737,464
Inventories	1,710,251	1,836,478	1,836,683
Prepaid expenses and other current assets	67,131	63,814	62,432

Total current assets	5,226,268	5,175,033	4,880,498
Plant and equipment at cost, less depreciation	2,891,893	2,889,790	2,857,230
Other assets
Goodwill	1,404,993	1,413,224	1,406,700
Intangibles, less amortization	87,011	87,528	90,242
Restricted cash	93,714	92,587	92,135
Prepaid pension cost	239,773	215,159	416,151
Other assets	193,400	208,972	218,029

Total other assets	2,018,891	2,017,470	2,223,257

Total assets	$10,137,052	$10,082,293	$9,960,985

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,830,432	$2,048,759	$2,033,198
Accrued expenses	776,767	917,892	846,989
Income taxes	98,179	11,665	159,628
Deferred taxes	404,185	516,131	385,878
Current maturities of long-term debt	6,529	4,896	4,504

Total current liabilities	3,116,092	3,499,343	3,430,197
Other liabilities
Long-term debt	2,463,243	1,975,435	2,040,546
Deferred taxes	530,100	540,330	554,137
Other long-term liabilities	696,440	658,199	655,158

Total other liabilities	3,689,783	3,173,964	3,249,841
Commitments and contingencies
Shareholders’ equity
Preferred stock, par value $1 per share,	—	—	—
Authorized 1,500,000 shares, issued none Common stock, par value $1 per share, Authorized 2,000,000,000 shares, issued 765,174,900 shares	765,175	765,175	765,175
Paid-in capital	755,408	712,208	697,970
Retained earnings	6,366,304	6,041,429	5,839,698
Accumulated other comprehensive (loss) income	(200,413)	(68,768)	47,422
Treasury stock, 175,857,763, 163,942,358 and 165,088,829 shares	(4,355,297)	(4,041,058)	(4,069,318)

Total shareholders’ equity	3,331,177	3,408,986	3,280,947

Total liabilities and shareholders’ equity	$10,137,052	$10,082,293	$9,960,985

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Sysco Corporation and its Consolidated Subsidiaries
CONSOLIDATED CASH FLOWS (Unaudited)
(In Thousands)

	39-Week Period Ended
	Mar. 28, 2009	Mar. 29, 2008
Cash flows from operating activities:
Net earnings	$740,634	$772,038
Adjustments to reconcile net earnings to cash provided by operating activities:
Share-based compensation expense	46,744	61,154
Depreciation and amortization	284,153	275,747
Deferred tax provision	495,732	450,569
Provision for losses on receivables	61,609	25,926
(Gain) on sale of assets	(741)	(2,496)
Additional investment in certain assets and liabilities, net of effect of businesses acquired:
Decrease (increase) in receivables	74,131	(138,425)
Decrease (increase) in inventories	96,617	(112,867)
(Increase) decrease in prepaid expenses and other current assets	(4,157)	61,230
(Decrease) increase in accounts payable	(179,160)	41,082
(Decrease) in accrued expenses	(125,637)	(81,931)
(Decrease) in accrued income taxes	(508,628)	(362,878)
Decrease in other assets	3,294	4,427
Increase in other long-term liabilities and prepaid pension cost, net	2,952	2,398
Excess tax benefits from share-based compensation arrangements	(2,818)	(3,352)

Net cash provided by operating activities	984,725	992,622

Cash flows from investing activities:
Additions to plant and equipment	(314,858)	(392,706)
Proceeds from sales of plant and equipment	3,224	11,428
Acquisition of businesses, net of cash acquired	(53,868)	(50,464)
(Increase) decrease in restricted cash	(1,127)	2,794

Net cash used for investing activities	(366,629)	(428,948)

Cash flows from financing activities:
Bank and commercial paper borrowings (repayments), net	—	(486,122)
Other debt borrowings	502,460	755,892
Other debt repayments	(7,778)	(5,497)
Debt issuance costs	(3,007)	(4,192)
Common stock reissued from treasury	98,452	102,438
Treasury stock purchases	(438,843)	(529,179)
Dividends paid	(406,689)	(365,333)
Excess tax benefits from share-based compensation arrangements	2,818	3,352

Net cash used for financing activities	(252,587)	(528,641)

Effect of exchange rates on cash	(17,944)	1,014

Net increase in cash and cash equivalents	347,565	36,047

Cash and cash equivalents at beginning of period	551,552	207,872

Cash and cash equivalents at end of period	$899,117	$243,919

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$100,469	$88,514
Income taxes	510,147	386,570
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Sysco Corporation and its Consolidated Subsidiaries
COMPARATIVE SEGMENT DATA (Unaudited)
(In Thousands)

	39-Week Period Ended		13-Week Period Ended
	Mar. 28, 2009	Mar. 29, 2008	Mar. 28, 2009	Mar. 29, 2008
Sales:
Broadline	$21,976,065	$22,084,857	$6,898,126	$7,236,940
SYGMA	3,655,045	3,371,693	1,194,236	1,138,660
Other	2,478,273	2,682,015	751,476	882,075
Intersegment	(342,801)	(346,659)	(104,488)	(111,118)

Total	$27,766,582	$27,791,906	$8,739,350	$9,146,557

Comparative Supplemental Statistical Information Related to Sales (Unaudited)
Comparative Sysco Brand Sales and Marketing Associate-Served Sales data are summarized below.

	39-Week Period Ended		13-Week Period Ended
	Mar. 28, 2009	Mar. 29, 2008	Mar. 28, 2009	Mar. 29, 2008
Sysco Brand Sales as a % of MA-Served Sales	48.82%	51.25%	48.03%	50.93%
Sysco Brand Sales as a % of Total Broadline Sales	39.63%	42.07%	38.82%	41.56%
MA-Served Sales as a % of Total Broadline Sales	47.12%	47.86%	45.61%	46.46%
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